Jingwei International Limited

Offer letter

February 23, 2010

To: Mr. Yong Xu

Dear Mr. Xu:

I am pleased to offer you the position as Chief Financial Officer (CFO) for Jingwei International Limited, a US public company with business operations in the PRC. In this position, you will report directly to Mr. Du Jian Guo, Chairman of the Board and President of the Company   As well, you will report on dotted line basis to Mr. Rick Luk, CEO of the US listed Company...

The general terms of our compensation plan for your position are summarized as follows:

HIRING ENTITY:	Jingwei International Limited, Nevada, USA

POSITION TITLE:	Chief Financial Officer

PLANNED START DATE:	February 23, 2010

WORK LOCATION

This position will be based in our Company headquarter in Shenzhen, PRC; ..

COMPENSATION  & BENEFITS (C&B) SUMMARY

Your C&B program will consist of an annual base salary, stock options, annual vacation as well as statuory holidays that are applicable for all employees

Since you are a US resident working in China, you will not be entitled to the statuory pension and medical benefits for the local Chinese employees.

Annual Salary Earnings:	RMB 680,000, or monthly payment of RMB 56,667 on a gross basis in RMB.

Income Tax Obligation:
Income tax payment to relevant tax authorities is the  responsibility of the employee. The Company will deduct at source in accordance with guidelines from the PRC tax authorities.  However, as you are a US resident and is subject to US taxes, the Company has, within approved guidelines from the local authorities, agreed for the employee to handle personal tax planning to reduce the possibility for unduly double taxed under the two different income tax systems.

Initial Stock Options Award:
This is a long term incentive program. Upon final acceptance of this offer, the company will “grant” you an option to purchase 150,000 (One hundred fifty thousand) shares of the Company’s common stock at a per-share exercise price equal to the closing price of the common stock at the date of this offer letter (February 23, 2010)

These options are for a term of 10 years and will expire on February 22 in year 2020.

Options Vesting Schedule:	To reflect your commitment to the Company, the 150,000 option shares are to be vested over 2 years, with a vesting schedule and special terms outlined below:

First 50,000 shares – upon satisfactory completion of the first month of service.

25,000 shares on July 31, 2010
25,000 shares on January 31, 2011
25,000 shares on July 31, 2011
25,000 shares on January 31, 2012

Special Terms for the Options:

(1)	Mr. Yong Xu has agreed not to exercise the first 75,000 shares vested in 2010 prior to January 31, 2011; and the remaining 75,000 shares vested in 2011 and 2012 prior to Jan 31, 2012
(2)	Unvested shares will be cancelled if the employee leaves the Company
(3)
In the unlikely event of death or long-term disability incurred as result of work related activities (after completion of six months of service), the unvested shares will be vested and exercisable by the designated beneficiary of the employee (subject to the same term outlined in (1) above.

(4)	In the event of a Company change of control, all unvested options shall immediately vest prior to the change of control.

Second Year Performance Award:
Subject to review and approval by the Board, performance bonus or additonal options may be granted, but not guaranteed in the second year, upon successful completion of the first year of service and based on performance of the employee in the first year.

Annual Vacation:	Paid leave of 15 working days (after one year of service with the Company). Pro-rata for number of months worked if you do not complete a full year service.

As CFO of the Company, your main responsibilities are as follows:

1.	Company finance and accounting planning, management and control
2.	Consolidation of all subsidiaries’ financial reporting
3.	Internal and external financial reporting for the public company
4.	Work with external auditors and lawyers for public company reportings to ensure timely submission of quarterly and annual filing with SEC.
5.	Laise with investors and manage financing needs for the company
6.	Develop and implement financial management and internal control policy for the company
7.	Manage and oversee Sox 404 implementation
8.	Corporate finance planning, analysis, forecasting and performance reporting.
9.	Due diligence and assistance in tax efficient structure planning related to mergers or acquisitions
10.	Treasury, tax planning, budgeting and Corporate risk management

GENERAL TERMS OF EMPLOYMENT AGREEMENT

1.	This employment agreement is for three years with a three-month probationary period, but may be terminated by either party giving to the other at least three (3) months’ notice in writing.
2.	Amendment to terms in this agreement must be in writing and signed by both parties.
3.
As a senior executive of the Company, you have an obligation to keep all company information confidential. As well, you are expected to make disclosure to the Board and seek approval on other official titles you might continue to hold and have active duties with other companies.  Accordingly, the Board may review such requests, and if the Board feels such position(s) would constitute a threat to the Company, or such activities would jeopardize your position with Jingwei International, the Board maintains the right to reject; and you should resign from those positions, if so requested by the Board.

4.	You are responsible to comply with the tax laws of local authorities arising from this employment.
5.	All of your benefits commence on your first day of employment with the Company.

On behalf of the Board and the management team, we look forward to working with you in developing our business to create value for our customers, partners, employees and shareholders.

Sincerely Yours,

Geroge Du
Chairman of the Board
Jingwei International Limited

I accept the above offer

____________________
Yong Xu February 23, 2010